PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-236659 and 333-236659-01 Dated January 21, 2022

JPMorgan Chase Financial Company LLC Relative Performance Securities

$3,000,000 Linked to the Relative Performance of the Russell 1000® Value Index and the Russell 1000® Growth Index due January 24, 2025

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description
Relative Performance Securities, which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., with a return linked to the relative performance of the Russell 1000® Value Index (the “Long Underlying”) and the Russell 1000® Growth Index (the “Short Underlying”, and together with the Long Underlying, the Underlyings”). If the Underlying Return of the Long Underlying (the “Long Underlying Return”) is greater than the Underlying Return of the Short Underlying (the “Short Underlying Return”) (i.e., the Relative Return is positive), JPMorgan Financial will repay your principal amount at maturity plus pay a return equal to the Relative Return times the Participation Rate of 116%. If the Long Underlying Return is equal to the Short Underlying Return (i.e., the Relative Return is zero), JPMorgan Financial will repay your principal amount at maturity. However, if the Long Underlying Return is less than the Short Underlying Return (i.e., the Relative Return is negative), JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Relative Return. In this case, you will have full downside exposure to the underperformance of the Long Underlying relative to the Short Underlying from the Trade Date to the Final Valuation Date and could lose all of your principal amount. Investing in the Securities involves significant risks. The return on the Securities at maturity is based on the relative, not absolute, performance of the Underlyings. You may lose some or all of your principal amount, including in cases where both Underlyings appreciate or both Underlyings depreciate over the term of the Securities. You will not receive dividends or other distributions paid on any stocks included in the Underlying, and the Securities will not pay interest. Any payment on the Securities is subject to the creditworthiness of JPMorgan Financial as issuer of the Securities, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Securities. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑     Enhanced Growth Potential Based on Outperformance of Long Underlying Relating to Short Underlying — At maturity, the Participation Rate will provide leveraged exposure to any positive Relative Return. If the Relative Return is negative, investors will be exposed to the negative Relative Return at maturity.

❑     Full Downside Market Exposure to Underperformance of Long Underlying Relative to Short Underlying — If the Relative Return is negative, investors will be exposed to the negative Relative Return at maturity and JPMorgan Financial will pay less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Relative Return. You may lose some or all of your principal. Any payment on the Securities is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

	Trade Date	January 21, 2022
	Original Issue Date (Settlement Date)	January 25, 2022
	Final Valuation Date[1]	January 21, 2025
	Maturity Date[1]	January 24, 2025
	1	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying –– Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK BASED ON ANY UNDERPERFORMANCE OF THE LONG UNDERLYING RELATIVE TO THE SHORT UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-3 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering
We are offering Relative Performance Securities linked to the relative performance of the Russell 1000® Value Index and the Russell 1000® Growth Index. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Long Underlying	Long Underlying Initial Value	Short Underlying	Short Underlying Initial Value	Participation Rate	CUSIP	ISIN
Russell 1000® Value Index (Bloomberg ticker: RLV)	1,593.910	Russell 1000® Growth Index (Bloomberg ticker: RLG)	2,697.583	116%	48133A296	US48133A2969

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated April 8, 2020, product supplement no. UBS-1-II dated November 4, 2020, underlying supplement no. 1-II dated November 4, 2020 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public1		Fees and Commissions2		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Relative Performance of the Russell 1000® Value Index and the Russell 1000® Growth Index	$3,000,000	$10.00	$60,000	$0.20	$2,940,000	$9.80

1	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Securities.
2	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $0.20 per $10 principal amount Security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

The estimated value of the Securities, when the terms of the Securities were set, was $9.304 per $10 principal amount Security. See “The Estimated Value of the Securities” in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Securities are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the Securities involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021470/crt_dp139324-424b2.pdf
t	Underlying supplement no. 1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf
t	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, each of the Russell 1000® Value Index and the Russell 1000® Growth Index is an “Index.”

Investor Suitability

The Securities may be suitable for you if, among other considerations:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.
t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has downside market risk based on any underperformance by the Long Underlying relative to the Short Underlying.
t	You seek an investment that provides exposure to the performance of the Long Underlying relative to the Short Underlying rather than the individual performance of one or both of the Underlyings and believe that the Long Underlying Return will exceed the Short Underlying Return over the term of the Securities.
t	You are willing to invest in the Securities based on the Participation Rate indicated on the cover hereof.
t	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the fluctuations in the performance of the Long Underlying relative to the Short Underlying.
t	You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlyings.
t	You are willing and able to hold the Securities to maturity.
t	You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Securities.
t	You understand and accept the risks associated with the Underlyings.
t	You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.
t	You require an investment designed to provide a full return of principal at maturity.
t	You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that has downside market risk based on any underperformance by the Long Underlying relative to the Short Underlying.
t	You do not seek an investment that provides exposure to the performance of the Long Underlying relative to the Short Underlying rather than the individual performance of one or both of the Underlyings or you believe that the Long Underlying Return will be less than the Short Underlying Return over the term of the Securities.
t	You are unwilling to invest in the Securities based on the Participation Rate indicated on the cover hereof.
t	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the fluctuations in the performance of in the Long Underlying relative to the Short Underlying.
t	You seek current income from your investment or prefer not to forgo dividends paid on the stocks included in the Underlyings.
t	You are unwilling or unable to hold the Securities to maturity or seek an investment for which there will be an active secondary market.
t	You do not understand or accept the risks associated with the Underlyings.
t	You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement for risks related to an investment in the Securities. For more information on the Underlying, please see the section titled “The Underlying” below.

Final Terms
Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount.
Underlyings:	Russell 1000® Value Index (the “Long Underlying”) Russell 1000® Growth Index (the “Short Underlying”) (each, an “Underlying” and, collectively, the “Underlyings”)
Term:	3 years
Payment at Maturity (per $10 principal amount Security):

If the Relative Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Relative Return × Participation Rate)

If the Relative Return is zero, JPMorgan Financial will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Relative Return is negative, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Relative Return)

In no event, however, will the payment at maturity be less than $0.

In this scenario, you will be exposed to the underperformance of the Long Underlying relative to the Short Underlying and you will lose some or all of your principal amount in an amount proportionate to the negative Relative Return.

Relative Return:

Long Underlying Return – Short Underlying Return

A positive Relative Return reflects the outperformance of the Long Underlying relative to the Short Underlying. A negative Relative Return reflects the underperformance of the Long Underlying relative to the Short Underlying

Long Underlying Return	The Underlying Return of the Long Underlying
Short Underlying Return	The Underlying Return of the Short Underlying
Underlying Return:	With respect to each Underlying: (Final Value – Initial Value) Initial Value
Participation Rate:	116%
Initial Value:	With respect to each Underlying, the closing level of that Underlying on the Trade Date , as specified on the cover of this pricing supplement
Final Value:	With respect to each Underlying, the closing level of that Underlying on the Final Valuation Date

Investment Timeline

Trade Date	The Initial Value of each Underlying is observed. The Participation Rate is determined.

Maturity Date

The Final Value of each Underlying and the Relative Return are determined.

If the Relative Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Relative Return ×
Participation Rate)

If the Relative Return is zero, JPMorgan Financial will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Relative Return is negative, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Relative Return)

Under these circumstances, you will be exposed to the underperformance of the Long Underlying relative to the short Underlying and you will lose some or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations.  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the Securities with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in (or taking short exposure to) either Underlying. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

t	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. We will pay you the principal amount of your Securities in cash only if the Relative Return is positive or zero. If the Relative Return is negative, you will lose some or all of your principal amount in an amount proportionate to the negative Relative Return. Accordingly, you could lose up to your entire principal amount.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Securities will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Securities and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Securities. If these affiliates do not make payments to us and we fail to make payments on the Securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
t	The Participation Rate Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Participation Rate or the Securities themselves, and the return you realize may be less than the product of the Relative Return and the Participation Rate and may be less than the return of the Long Underlying relative to the return of the Short Underlying, even if that relative return is positive. You can receive the full benefit of the Participation Rate only if you hold your Securities to maturity.
t	No Interest Payments — JPMorgan Financial will not make any interest payments to you with respect to the Securities.
t	The Return on the Securities Is Based on Relative Performance — You may receive a lower return on your Securities than you could receive by taking directly a long position in the Long Underlying or a short position in the Short Underlying. Unlike a long position in the Long Underlying or a short position in the Short Underlying, you may not earn a positive return even if the Long Underlying appreciates or the Short Underlying depreciates over the term of the Securities. You may also not earn a positive return even if both Underlyings appreciate or both Underlyings depreciate, if in either case the Long Underlying Return is less than the Short Underlying Return. The Securities are linked to the performance of the Long Underlying minus the performance of the Short Underlying and thus are affected by the relative, not absolute, performance of the Underlyings. In order to receive a positive return on the Securities, (a) the value of the Long Underlying must increase over the term of the Securities while the value of the Short Underlying decreases, (b) the value of the Long Underlying must increase over the term of the Securities by a greater percentage than that of the Short Underlying or (c) if the value of both Underlyings decrease over the term of the Securities, the value of the Long Underlying must decrease by a lower percentage than that of the Short Underlying.
t	Changes in the Value of the Long Underlying May Be Offset or Negated Entirely by Changes in the Value of the Short Underlying — Changes in the value of the Long Underlying may be offset or entirely negated by changes in the value of the Short Underlying. Irrespective of whether the Long Underlying Return has a positive (or negative) correlation (or no correlation) with the Short Underlying Return, your investment will be exposed to the performance of the Long Underlying relative to the Short Underlying, and you may suffer a loss on your investment if the Long Underlying underperforms the Short Underlying. A positive Long Underlying Return may be offset or entirely negated by a positive Short Underlying Return. Similarly, a negative Short Underlying Return may be offset or entirely negated by a negative Long Underlying Return. Therefore, if the Long Underlying Return has a strong positive correlation with the Short Underlying Return, your return on the Securities may be adversely affected. Your Securities may be subject to a loss even if the value of the Long Underlying appreciates or the value of the Short Underlying depreciates during the term of the Securities, if in either case the Long Underlying underperforms the Short Underlying.
t	You Are Exposed to the Risks Associated with Movements of Each Underlying — Your return on the Securities is not linked to a basket consisting of the Underlyings. Rather, your return on the Securities will be contingent upon the performance of each individual Underlying. Unlike an instrument with a return linked to a basket of Underlyings, in which risk is mitigated and diversified among all the components of the basket, you will be exposed equally to the risks related to each Underlying. Poor performance by the

Long Underlying or strong performance by the Short Underlying over the term of the Securities may negatively affect your return on the Securities. Accordingly, your investment is subject to the risks associated with movements of each Underlying.

t	Investing in the Notes Is Not Equivalent to Investing (or Taking a Short Position) in the Stocks Composing the Underlyings — Investing in the Notes is not equivalent to investing (or taking a short position) in the stocks included in the Underlyings. As an investor in the Notes, you will not have any ownership interest or rights in the stocks included in the Underlyings, such as voting rights, dividend payments or other distributions.
t	We Cannot Control Actions by the Sponsor of Either Underlying and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of either Underlying and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of that Underlying. The sponsor of each Underlying is not involved in this Security offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
t	Your Return on the Securities Will Not Reflect Dividends on the Stocks Composing the Underlyings — Your return on the Securities will not reflect the return you would realize if you actually owned the stocks included in the Underlyings and received the dividends on the stocks included in the Underlyings. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the closing level of each Underlying on the Final Valuation Date, without taking into consideration the value of dividends on the stocks included in that Underlying.
t	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
t	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

Risks Relating to Conflicts of Interest

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as the estimated value of the Securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Underlying and could affect the value of the Underlying, and therefore the market value of the Securities.
t	Potential JPMorgan Financial Impact on the Level of an Underlying — Trading or transactions by JPMorgan Financial or its affiliates in an Underlying or in futures, options or other derivative products on that Underlying may adversely affect the level of that Underlying and, therefore, the market value of the Securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

t	The Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities — The estimated value of the Securities is only an estimate determined by reference to several factors. The original issue price of the Securities exceeds the estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates — The estimated value of the Securities is determined by reference to internal pricing models of our affiliates when the terms of the Securities are set. This estimated value of the Securities is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Securities that are greater than or less than the estimated value of the Securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.

t	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Securities” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See “— Risks Relating to the Securities Generally — Lack of Liquidity” above.

t	Many Economic and Market Factors Will Impact the Value of the Securities — As described under “The Estimated Value of the Securities” in this pricing supplement, the Securities can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Securities at issuance and their value in the secondary market. Accordingly, the secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Underlying, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the levels of the Underlyings;
t	the time to maturity of the Securities;
t	the dividend rates on the equity securities included in the Underlyings;
t	the actual and expected positive or negative correlation between the Underlyings, or the actual or expected absence of any such correlation;
t	interest and yield rates in the market generally; and
t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.

Risks Relating to the Underlyings

t	JPMorgan Chase & Co. Is Currently One of the Companies that Make Up the Russell 1000® Value Index — JPMorgan Chase & Co. is currently one of the companies that make up the Russell 1000® Value Index. JPMorgan Chase & Co. will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the value of the Russell 1000® Value Index and the Securities.
t	There Is No Assurance that the Long Underlying, Which Represents a “Value” Investment Strategy, Will Outperform the Short Underlying, Which Represents a “Growth” Investment Strategy — A value investment strategy is premised on the goal of investing in stocks that are determined to be relatively cheap or “undervalued” under the assumption that the value of those stocks will increase over time as the market comes to reflect the “fair” market value of those stocks. However, there is no guarantee that undervalued stocks will appreciate or that undervalued stocks will perform better than “growth” stocks. In fact, “growth” stocks have outperformed “value” stock for significant periods in the past, and the Short Underlying may outperform the Long Underlying during the term of the Securities, perhaps to a significant degree. Under these circumstances, you will lose some or all your principal amount at maturity.

t	The Methodology Used to Determine the Composition of the Underlyings May Not Be Successful in Identifying Value and Growth Characteristics — The Long Underlying measures the capitalization-weighted price performance of the stocks included in the Russell 1000® Index that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted growth values. The Short Underlying measures the capitalization-weighted price performance of the stocks included in the Russell 1000® Index that are determined by FTSE Russell to be growth oriented, with higher price-to-book ratios and higher forecasted growth values. The Russell 1000® Index measures the capitalization-weighted price performance of 1,000 U.S. large-capitalization stocks listed on eligible U.S. exchanges. For additional information about the methodology used to determine the composition of the Underlyings, see Annex A in this pricing supplement. However, the value characteristics referenced by the selection methodology of the Long Underlying may not be accurate predictors of undervalued stocks, and the growth characteristics referenced by the selection methodology of the Short Underlying may not be accurate predictors of stocks with strong growth potential. In addition, the selection methodology of the Long Underlying includes a significant bias against stocks with strong growth characteristics, and the selection methodology of the Short Underlying includes a significant bias against stocks with strong value characteristics. There is no assurance that the Long Underlying will be more representative of “value” stocks than any other index or strategy that seeks to track “value” stocks selected using other criteria, and there is no assurance that the Short Underlying will be more representative of “growth” stocks than any other index or strategy that seeks to track “growth” stocks selected using other criteria.

Hypothetical Examples and Return Table

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 principal amount Security for a hypothetical range of Relative Returns from -100.00% to +100.00% on an offering of the Securities linked to the relative performance of two hypothetical Underlyings, and assume a hypothetical Participation Rate of 1.05. The actual Participation Rate is specified on the cover of this pricing supplement. See “Hypothetical Examples of Relative Return Calculations” for more information on how the Relative Return is calculated in different hypothetical scenarios. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity may be more or less than the amounts displayed below and will be determined based on the actual terms of the Securities, including the Initial Value of each Underlying, the Participation Rate and the Final Value of each Underlying on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Relative Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
100.00%	$20.50	105.00%
90.00%	$19.45	94.50%
80.00%	$18.40	84.00%
70.00%	$17.35	73.50%
60.00%	$16.30	63.00%
50.00%	$15.25	52.50%
40.00%	$14.20	42.00%
30.00%	$13.15	31.50%
20.00%	$12.10	21.00%
10.00%	$11.05	10.50%
8.00%	$10.84	8.40%
6.00%	$10.63	6.30%
4.00%	$10.42	4.20%
2.00%	$10.21	2.10%
0.00%	$10.00	0.00%
-5.00%	$9.50	-5.00%
-10.00%	$9.00	-10.00%
-20.00%	$8.00	-20.00%
-30.00%	$7.00	-30.00%
-40.00%	$6.00	-40.00%
-50.00%	$5.00	-50.00%
-60.00%	$4.00	-60.00%
-70.00%	$3.00	-70.00%
-80.00%	$2.00	-80.00%
-90.00%	$1.00	-90.00%
-100.00%	$0.00	-100.00%

Example 1 — The Relative Return is 2%.

Because the Relative Return is 2%, at maturity, JPMorgan Financial will pay you your principal amount plus a return equal to the Relative Return times the Participation Rate, resulting in a payment at maturity of $10.21 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Relative Return × Participation Rate)
$10.00 + ($10.00 × 2% × 1.05) = $10.21

Example 2 — The Relative Return is 0%.

Because the Relative Return is 0%, at maturity, JPMorgan Financial will pay you your principal amount of $10 per $10 principal amount Security.

Example 3 — The Relative Return is -40%.

Because the Relative Return is -40%, JPMorgan Financial will pay you a payment at maturity of $6.00 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Relative Return)
$10.00 + ($10.00 × -40%) = $6.00

If the Relative Return is negative, investors will be exposed to the underperformance of the Long Underlying relative to the Short Underlying at maturity, resulting in a loss of principal that is proportionate to the Relative Return. Investors could lose some or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Hypothetical Examples of Relative Return Calculations

The examples below illustrate the hypothetical Relative Return on the Final Valuation Date under different hypothetical scenarios with the following assumptions (the actual terms are specified on the cover of this pricing supplement; amounts have been rounded for ease of reference):

Long Underlying Initial Value:	100.00
Short Underlying Initial Value:	100.00

The hypothetical Initial Value of each Underlying of 100.00 have been chosen for illustrative purposes only and does not represent the actual Initial Value of that Underlying. The actual Initial Value of each Underlying is based on the closing level of that Underlying on the Trade Date and is specified on the cover of this pricing supplement. For historical data regarding the actual closing levels of the Underlyings, please see the historical information set forth under “The Underlyings” in this pricing supplement.

Example 1 — On the Final Valuation Date, the Long Underlying closes at 125.00, which is 25% above its Initial Value of 100.00, and the Short Underlying closes at 90.00, which is 10% below its Initial Value of 100.00.

Underlying	Initial Value	Final Value	Asset Return
Long Underlying	100.00	125.00	25% (Long Underlying Return)
Short Underlying	100.00	90.00	-10% (Short Underlying Return)

Relative Return:	Long Underlying Return – Short Underlying Return
	25% – (-10%) = 35% Relative Return

Example 2 — On the Final Valuation Date, the Long Underlying closes at 125.00, which is 25% above its Initial Value of 100.00, and the Short Underlying closes at 125.00, which is 25% above its Initial Value of 100.00.

Underlying	Initial Value	Final Value	Asset Return
Long Underlying	100.00	125.00	25% (Long Underlying Return)
Short Underlying	100.00	125.00	25% (Short Underlying Return)

Relative Return:	Long Underlying Return – Short Underlying Return
	25% – 25% = 0% Relative Return

Example 3 — On the Final Valuation Date, the Long Underlying closes at 110.00, which is 10% above its Initial Value of 100.00, and the Short Underlying closes at 125.00, which is 25% above its Initial Value of 100.00.

Underlying	Initial Value	Final Value	Asset Return
Long Underlying	100.00	110.00	10% (Long Underlying Return)
Short Underlying	100.00	125.00	25% (Short Underlying Return)

Relative Return:	Long Underlying Return – Short Underlying Return
	10% – 25% = -15% Relative Return

Example 4 — On the Final Valuation Date, the Long Underlying closes at 75.00, which is 25% below its Initial Value of 100.00, and the Short Underlying closes at 80.00, which is 20% below its Initial Value of 100.00.

Underlying	Initial Value	Final Value	Asset Return
Long Underlying	100.00	75.00	-25% (Long Underlying Return)
Short Underlying	100.00	80.00	-20% (Short Underlying Return)

Relative Return:	Long Underlying Return – Short Underlying Return
	(-25%) – (-20%) = -5% Relative Return

Example 5 — On the Final Valuation Date, the Long Underlying closes at 95.00, which is 5% below its Initial Value of 100.00, and the Short Underlying closes at 90.00, which is 10% below its Initial Value of 100.00.

Underlying	Initial Value	Final Value	Asset Return
Long Underlying	100.00	95.00	-5% (Long Underlying Return)
Short Underlying	100.00	90.00	-10% (Short Underlying Return)

Relative Return:	Long Underlying Return – Short Underlying Return
	(-5%) – (-10%) = 5% Relative Return

Example 6 — On the Final Valuation Date, the Long Underlying closes at 35.00, which is 65% below its Initial Value of 100.00, and the Short Underlying closes at 150.00, which is 50% above its Initial Value of 100.00.

Underlying	Initial Value	Final Value	Asset Return
Long Underlying	100.00	25.00	-65% (Long Underlying Return)
Short Underlying	100.00	150.00	50% (Short Underlying Return)

Relative Return:	Long Underlying Return – Short Underlying Return
	(-65%) – (50%) = -115% Relative Return

The Underlyings

The graph below illustrates the daily performance of the Russell 1000® Value Index and the Russell 1000® Growth Index from January 3, 2012 through January 21, 2022.  For comparison purposes, each Underlying has been normalized to have a closing level of 100.00 on January 3, 2012 by dividing the closing level of that Underlying on each day by the closing level of that Underlying on January 3, 2012 and multiplying by 100.00.  We obtained the closing levels used to determine the normalized closing levels set forth below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

Past performance of the Underlyings is not indicative of the future performance of the Underlyings.

Included on the following pages is a brief description of the Underlyings.  This information has been obtained from publicly available sources, without independent verification.  Set forth below is a table that provides the quarterly high and low closing prices of one share of each Underlying.  This information given below is for the four calendar quarters in each of 2017, 2018, 2019, 2020 and 2021.  Partial data is provided for the first calendar quarter of 2022.  We obtained the closing level information set forth below from Bloomberg, without independent verification.  You should not take the historical values of either Underlying as an indication of future performance.

Russell 1000® Value Index

The Russell 1000® Value Index measures the capitalization-weighted price performance of the stocks included in the Russell 1000® Index that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted growth values. The Russell 1000® Index measures the capitalization-weighted price performance of 1,000 U.S. large-capitalization stocks listed on eligible U.S. exchanges. For additional information about the Russell 1000® Value Index, see Annex A in this pricing supplement.

Historical Information

The following table sets forth the quarterly high and low closing levels of the Russell 1000® Value Index, based on daily closing levels of the Russell 1000® Value Index as reported by Bloomberg, without independent verification. The closing level of the Russell 1000® Value Index on January 21, 2022 was 1,593.910. We obtained the closing levels of the Russell 1000® Value Index above and below from Bloomberg, without independent verification. You should not take the historical levels of the Russell 1000® Value Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2017	3/31/2017	1,162.260	1,101.870	1,131.620
4/1/2017	6/30/2017	1,150.590	1,107.690	1,139.820
7/1/2017	9/30/2017	1,168.010	1,122.200	1,168.010
10/1/2017	12/31/2017	1,228.580	1,165.120	1,222.640
1/1/2018	3/31/2018	1,294.200	1,153.240	1,180.940
4/1/2018	6/30/2018	1,216.320	1,155.400	1,187.490
7/1/2018	9/30/2018	1,269.150	1,186.280	1,247.340
10/1/2018	12/31/2018	1,254.790	1,033.210	1,093.630
1/1/2019	3/31/2019	1,225.700	1,076.010	1,216.100
4/1/2019	6/30/2019	1,257.120	1,172.930	1,254.680
7/1/2019	9/30/2019	1,278.390	1,189.810	1,263.100
10/1/2019	12/31/2019	1,349.400	1,218.570	1,347.660
1/1/2020	3/31/2020	1,365.330	838.370	980.510
4/1/2020	6/30/2020	1,230.370	934.350	1,112.530
7/1/2020	9/30/2020	1,221.930	1,097.470	1,167.710
10/1/2020	12/31/2020	1,349.620	1,142.280	1,349.620
1/1/2021	3/31/2021	1,504.219	1,330.760	1,493.549
4/1/2021	6/30/2021	1,595.967	1,507.534	1,563.944
7/1/2021	9/30/2021	1,612.069	1,521.097	1,544.073
10/1/2021	12/31/2021	1,657.480	1,545.357	1,655.730
1/1/2022	1/21/2022*	1,680.113	1,593.910	1,593.910

*As of the date of this pricing supplement, available information for the first calendar quarter of 2022 includes data for the period from January 1, 2022 through January 21, 2022. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2022.

The graph below illustrates the daily performance of the Underlying from January 3, 2012 through January 21, 2022, based on information from Bloomberg, without independent verification.
Past performance of the Underlying is not indicative of the future performance of the Underlying.

Russell 1000® Growth Index

The Russell 1000® Growth Index measures the capitalization-weighted price performance of the stocks included in the Russell 1000® Index that are determined by FTSE Russell to be growth oriented, with higher price-to-book ratios and higher forecasted growth values. The Russell 1000® Index measures the capitalization-weighted price performance of 1,000 U.S. large-capitalization stocks listed on eligible U.S. exchanges. For additional information about the Russell 1000® Growth Index, see Annex A in this pricing supplement.

Historical Information

The following table sets forth the quarterly high and low closing levels of the Russell 1000® Growth Index, based on daily closing levels of the Russell 1000® Growth Index as reported by Bloomberg, without independent verification. The closing level of the Russell 1000® Growth Index on January 21, 2022 was 2,697.583. We obtained the closing levels of the Russell 1000® Growth Index above and below from Bloomberg, without independent verification. You should not take the historical levels of the Russell 1000® Growth Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2017	3/31/2017	1,146.897	1,062.442	1,143.192
4/1/2017	6/30/2017	1,214.412	1,129.380	1,192.066
7/1/2017	9/30/2017	1,258.093	1,183.380	1,258.093
10/1/2017	12/31/2017	1,365.141	1,260.856	1,352.370
1/1/2018	3/31/2018	1,468.501	1,322.416	1,367.046
4/1/2018	6/30/2018	1,483.244	1,335.421	1,440.835
7/1/2018	9/30/2018	1,568.580	1,437.869	1,568.321
10/1/2018	12/31/2018	1,572.265	1,223.259	1,314.620
1/1/2019	3/31/2019	1,534.393	1,274.099	1,521.187
4/1/2019	6/30/2019	1,601.813	1,466.106	1,586.624
7/1/2019	9/30/2019	1,649.917	1,542.904	1,605.394
10/1/2019	12/31/2019	1,778.684	1,561.557	1,770.520
1/1/2020	3/31/2020	1,931.388	1,322.151	1,516.296
4/1/2020	6/30/2020	1,947.458	1,450.413	1,933.049
7/1/2020	9/30/2020	2,350.433	1,958.038	2,183.972
10/1/2020	12/31/2020	2,428.400	2,108.844	2,427.765
1/1/2021	3/31/2021	2,561.968	2,313.210	2,445.884
4/1/2021	6/30/2021	2,738.562	2,460.574	2,732.493
7/1/2021	9/30/2021	2,940.518	2,735.909	2,759.200
10/1/2021	12/31/2021	3,114.730	2,727.058	3,074.990
1/1/2022	1/21/2022*	3,097.286	2,697.583	2,697.583

*As of the date of this pricing supplement, available information for the first calendar quarter of 2022 includes data for the period from January 1, 2022 through January 21, 2022. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2022.

The graph below illustrates the daily performance of the Underlying from January 3, 2012 through January 21, 2022, based on information from Bloomberg, without independent verification.
Past performance of the Underlying is not indicative of the future performance of the Underlying.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

The Estimated Value of the Securities

The estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The estimated value of the Securities does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Securities is lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities” in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to seven months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See “Hypothetical Examples and Return Table” in this pricing supplement for an illustration of the risk-return profile of the Securities and “The Underlying” in this pricing supplement for a description of the market exposure provided by the Securities. The original issue price of the Securities is equal to the estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.

Validity of the Securities and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the Securities offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2020, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 26, 2020.

Annex A – The Russell 1000® Value Index and the Russell 1000® Growth Index

All information contained in this pricing supplement regarding the Russell 1000® Value Index (the “Value Index”) and the Russell 1000® Growth Index (the “Growth Index”) (each a “Russell Style Index” and together, the “Russell Style Indices”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, FTSE Russell. The Russell Style Indices are calculated, maintained and published by FTSE Russell. FTSE Russell has no obligation to publish, and may discontinue the publication of, the Russell Style Indices.

The Value Index is reported by Bloomberg under the ticker symbol “RLV.” The Growth Index is reported by Bloomberg under the ticker symbol “RLG.”

The Value Index measures the capitalization-weighted price performance of the stocks included in the Russell 1000® Index (each, a “Russell 1000 Component Stock” and collectively, the “Russell 1000 Component Stocks”) that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted growth values. The Growth Index measures the capitalization-weighted price performance of the Russell 1000 Component Stocks that are determined by FTSE Russell to be growth oriented, with higher price-to-book ratios and higher forecasted growth values. The Russell 1000® Index measures the capitalization-weighted price performance of 1,000 U.S. large-capitalization stocks listed on eligible U.S. exchanges. For more information about the Russell 1000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

FTSE Russell uses a “non-linear probability” method to assign stocks to each Russell Style Index. The term “probability” is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price (B/P) ratio, I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year). This method allows stocks to be represented as having both growth and value characteristics, while preserving the additive nature of the Russell Style Indices.

The process for assigning growth and value weights is applied separately to the Russell 1000 Component Stocks. The Russell 1000 Component Stocks are ranked by their adjusted book-to-price ratio (B/P), their I/B/E/S forecast medium-term growth (2 year) and sales per share historical growth (5 year). These rankings are converted to standardized units, where the value variable represents 50% of the score and the two growth variables represent the remaining 50%. They are then combined to produce a Composite Value Score (“CVS”).

The Russell 1000 Component Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock. In general, a stock with a lower CVS is considered growth, a stock with a higher CVS is considered value, and a stock with a CVS in the middle range is considered to have both growth and value characteristics, and is weighted proportionately in the Value Index and the Growth Index. Stocks are always fully represented by the combination of their growth and value weights (e.g., a stock that is given a 20% weight in the Value Index will have an 80% weight in the Growth Index).

Stock A, in the figure below, is a security with 20% of its available shares assigned to the Value Index and the remaining 80% assigned to the Growth Index. Hence, the sum of a stock’s market capitalization in the Value Index and the Growth Index will always equal its market capitalization in the Russell 1000® Index.

In the figure above, the quartile breaks are calculated such that approximately 25% of the available market capitalization lies in each quartile. Stocks at the median are divided 50% in each of the Value Index and the Growth Index. Stocks below the first quartile are 100% in the Growth Index. Stocks above the third quartile are 100% in the Value Index. Stocks falling between the first and third quartile breaks are in both the Value Index and the Growth Index to varying degrees, depending on how far they are above or below the median and how close they are to the first or third quartile breaks.

Roughly 70% of the available market capitalization is classified as all growth or all value. The remaining 30% have some portion of their market value in either the Value Index or the Growth Index, depending on their relative distance from the median value score. Note that there is a small position cutoff rule. If a stock’s weight is more than 95% in one index, its weight is increased to 100% in that index.

In an effort to mitigate unnecessary turnover, FTSE Russell implements a banding methodology at the CVS level of the growth and value style algorithm. If a company’s CVS change from the previous year is greater than or equal to +/- 0.10 and if the company remains in the same core index (i.e., the Russell 1000® Index), then the CVS remains unchanged during the next reconstitution process. Keeping the CVS static for these companies does not mean the probability (growth/value) will remain unchanged in all cases due to the relation of a CVS score to the overall index. However, this banding methodology is intended to reduce turnover caused by smaller, less meaningful movements while continuing to allow the larger, more meaningful changes to occur, signaling a true change in a company’s relation to the market.

In calculating growth and value weights, stocks with missing or negative values for B/P, or missing values for I/B/E/S growth, or missing sales per share historical growth (6 years of quarterly numbers are required), are allocated by using the mean value score of the base index (the Russell 1000® Index), the Russell Global Sectors (ICB) industry, subsector or sector group into which the company falls. Each missing (or negative B/P) variable is substituted with the industry, subsector or sector group independently. An industry must have five members or the substitution reverts to the subsector, and so forth to the sector. In addition, a weighted value score is calculated for securities with low analyst coverage for I/B/E/S medium-term growth. For securities with coverage by a single analyst, 2/3 of the industry, subsector, or sector group value score is weighted with 1/3 the security’s independent value score. For those securities with coverage by two analysts, 2/3 of the independent security’s value score is used and only 1/3 of the industry, subsector, or sector group is weighted. For those securities with at least three analysts contributing to the I/B/E/S medium-term growth, 100% of the independent security’s value score is used.

For more information about the index calculation methodology used for each Russell Style Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement. For purposes of this pricing supplement, all references to the Russell Indices contained in the above-referenced section are deemed to include the Russell Style Indices.

Disclaimers

The Securities are not sponsored, endorsed, sold, or promoted by London Stock Exchange Group plc or its affiliates (collectively, “LSE”) or any successor thereto or index owner and neither LSE nor any party hereto makes any representation or warranty whatsoever, whether express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Russell Style Indices to track general stock market performance or a segment of the same.  LSE’s publication of the Russell Style Indices in no way suggests or implies an opinion by LSE as to the advisability of investment in any or all of the securities upon which the Russell Style Indices are based.  LSE’s only relationship to JPMorgan Financial, JPMorgan Chase & Co. and their affiliates is the licensing of certain trademarks and trade names of LSE and of the Russell Style Indices, which are determined, composed and calculated by LSE without regard to JPMorgan Financial, JPMorgan Chase & Co. and their affiliates or the Securities.  LSE is not responsible for and has not reviewed the Securities or any associated literature or publications and LSE makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise.  LSE reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell Style Indices.  LSE has no obligation or liability in connection with the administration, marketing or trading of the Securities.

“Russell 1000® Value Index,” “Russell 1000® Growth Index” and “Russell 1000® Index” are trademarks of LSE and have been licensed for use by JPMorgan Chase Bank, National Association and its affiliates.  This transaction is not sponsored, endorsed, sold, or promoted by LSE and LSE makes no representation regarding the advisability of entering into this transaction.

LSE DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL STYLE INDICES OR ANY DATA INCLUDED THEREIN AND LSE SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. LSE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN FINANCIAL, JPMORGAN CHASE & CO. AND/OR THEIR AFFILIATES, INVESTORS, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL STYLE INDICES OR ANY DATA INCLUDED THEREIN. LSE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL STYLE INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL LSE HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.